Exhibit 99.1

ChineseInvestors.com Inc. Appoints Patrick Leung as CFO

San Gabriel, California, (March 4, 2019) -- ChineseInvestors.com, Inc. (OTCQB: CIIX) (the “Company”), a premier provider of financial news and education for the Chinese-speaking community today announced that its Board of Directors has appointed Patrick Leung as its Chief Financial Officer (“CFO”) effective March 1, 2019.

CEO Warren Wang comments, “We are delighted to appoint Mr. Leung as our CFO. Mr. Leung has been an active board member of ChineseInvestors.com, Inc. for the past two years, is very familiar with the operations and financial positioning of the Company, and comes to us with a rich global experience. We are also grateful to Alex Hamilton for stepping in as the Interim CFO during this transition. Mr. Hamilton will continue to serve as the CFO for CBD Biotechnology Co. Ltd., the Company’s wholly owned foreign entity, and will be vital in planning the much anticipated spinoff of CBD Biotechnology Co. Ltd.”

Mr. Leung is a Certified Public Accountant in both Australia and Hong Kong. He comes to ChineseInvestors.com, Inc. from Kirin Group Holdings Limited where he served as the Executive Director and Company Secretary. Mr. Leung has over two decades of experience, serving in various executive and directorial roles at a number of companies listed on the Stock Exchange of Hong Kong and NASDAQ, including Biostar Pharmaceuticals, Inc., Hao Wen Holdings Limited and Celebrate International Holdings Limited. He has also served as an auditor for Armando Y C Chung & Company and Deloitte Touche Tohmatsu Limited. Mr. Leung earned his Bachelor of Commerce (Accounting & Finance) from Deakin University in Victoria, Australia in 1996.

About ChineseInvestors.com

Founded in 1999, ChineseInvestors.com endeavors to be an innovative company providing: (a) real-time market commentary, analysis and educational-related services in Chinese language character sets (traditional and simplified); (b) advertising and public relations-related support services; and (c) sales of industrial hemp products and other health and wellness products.

For more information, visit the company’s website at www.ChineseInvestors.com.

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Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company’s SEC filings. These risks and uncertainties could cause the company’s actual results to differ materially from those indicated in the forward-looking statements.

Contact:

ChineseInvestors.com, Inc.

227 W. Valley Blvd., #208 A

San Gabriel, CA 91776

Investor Relations:

Alan Klitenic

+1-214-636-2548

PR@chinesefn.com

Corporate Communications:

NetworkNewsWire (NNW)

New York, New York

www.NetworkNewsWire.com

+212-418-1217 Office

Editor@NetworkNewsWire.com

SOURCE ChineseInvestors.com, Inc.